Exhibit 8.1

List of Significant Subsidiaries:

Name	Percentage of 31/12/2023	Percentage of 31/12/2022	Share/ quota capital	Ownership registered office	Activity
Italsofa Romania S.r.l.	100.00	100.00	RON 109,271,750	Baia Mare, Romania	(1)
Natuzzi (China) Ltd	100.00	100.00	CNY 106,414,300	Shanghai, China	(1)
Italsofa Nordeste S/A	100.00	100.00	BRL 159,300,558	Salvador de Bahia, Brazil	(1)
Natuzzi Quanjiao Limited	100.00	100.00	CNY 10,000,000	Quanjiao County-Anhui province, China	(1)
Natco S.p.A.	99.99	99.99	EUR 4,420,000	Santeramo in Colle, Italy	(2)
Nacon S.p.A.	100.00	100.00	EUR 2,800,000	Santeramo in Colle, Italy	(3)
Lagene S.r.l.	100.00	100.00	EUR 10,000	Santeramo in Colle, Italy	(3)
Natuzzi Americas Inc.	100.00	100.00	USD 89	High Point, N. Carolina, USA	(3)
Natuzzi Florida LLC	51.00	51.00	USD 4,955,186	High Point, N. Carolina, USA	(3)
Natuzzi Iberica S.A.	100.00	100.00	EUR 386,255	Madrid, Spain	(3)
Natuzzi Switzerland AG	100.00	100.00	CHF 2,000,000	Dietikon, Switzerland	(3)
Natuzzi Services Limited	100.00	100.00	GBP 25,349,353	London, UK	(3)
Natuzzi UK Retail Limited	70.00	70.00	GBP 100	Cardiff, UK	(3)
Natuzzi Germany Gmbh	100.00	100.00	EUR 25,000	Köln, Germany	(3)
Natuzzi Japan KK	74.40	74.40	JPY 28,000,000	Tokyo, Japan	(3)
Natuzzi Russia OOO	100.00	100.00	RUB 8,700,000	Moscow, Russia	(3)
Natmx S.DE.R.L.DE.C.V	100.00	100.00	MXN 68,504,040	Mexico City, Mexico	(3)
Natuzzi France S.a.s.	100.00	100.00	EUR 70,727	Paris, France	(3)
Natuzzi Oceania PTI Ltd	74.40	74.40	AUD 320,002	Sydney, Australia	(3)
Natuzzi Singapore PTE. LTD.	74.40	74.40	USD 7,654,207	Singapore, Republic of Singapore	(3)
Natuzzi Netherlands Holding	100.00	100.00	EUR 34,605,000	Amsterdam, Holland	(4)
Natuzzi Trade Service S.r.l.	100.00	100.00	EUR 14,000,000	Santeramo in Colle, Italy	(5)

(1) Manufacture and distribution

(2) Intragroup leather dyeing and finishing

(3) Services and distribution

(4) Investment holding

(5) Dormant